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                               EXHIBIT 3(a)

                    RESTATED ARTICLES OF INCORPORATION
                                    OF
                      HASTINGS MANUFACTURING COMPANY

                                 ARTICLE I

     The name assumed by this corporation and by which it shall be known in law is

                      HASTINGS MANUFACTURING COMPANY

                                ARTICLE II

     This corporation intends to proceed under Sec. 1, Chapter 1, Part 1, of the above act.

                                ARTICLE III

     The purpose or purposes of this corporation are as follows: The manufacture, purchase, distribution, sale, dealing with and dealing in machinery, mechanical appliances, devices, equipment, parts, tools and accessories.

                                ARTICLE IV

     Principal place where company will operate is Hastings, in the County of Barry, State of Michigan.

     Address of main office in Michigan is Hastings.

     Address of main office outside of Michigan is none.

                                 ARTICLE V

     1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,250,000 shares, of which 500,000 shares Preferred Stock issuable in series, par value $2 per share, are to be of a class to be designated "Series Preferred Stock", and 1,750,000 shares of Common Stock, par value $2 per share, are to be designated "Common Stock".

          The designations, preferences and relative, participating, optional or other special rights of each class of stock of the Corporation and the qualifications, limitations, or restrictions thereon are as follows:

          The shares of Series Preferred Stock may from time to time be divided into one or more series, each such series to be so designated as to

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distinguish the shares thereof from the shares of other series and classes as shall hereafter be determined in the resolution or resolutions providing for the issue of such Series Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested by the Board of Directors.

     (a)  Each series of Series Preferred Stock

          (i)  may have such number of shares;

         (ii) may have such voting powers, full or limited, or may be without voting powers;

        (iii) may be subject to redemption at the option of the Corporation at such time or times and at such prices;

         (iv) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, or such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

          (v) may have such rights upon voluntary or involuntary liquidation, dissolution or winding-up of, or upon any distribution of the assets, of the Corporation;

         (vi) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation;

        (vii) may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

       (viii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisitions by the Corporation or any subsidiary of any outstanding stock of the Corporation; and

         (ix) may have such other relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof:




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     as shall be stated in said resolution or resolutions providing for the issue of such Series Preferred Stock and any such series may vary from any other series with respect to one or more of the above matters. Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Series Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors and by the filing of a certificate as required by statute.

     (b) Shares of any series of Series Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Series Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Series Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Series Preferred Stock and to any filing required by law.

     2. The Board of Directors is authorized to issue bonds or shares convertible into shares of the Corporation and the Board of Directors may amend the Articles of Incorporation to increase the authorized shares of any class or series to such number as will be sufficient, when added to the previously authorized but unissued shares of such class or series, to satisfy the conversion privileges of any such bonds or shares convertible into shares of such class or series.

     3. (a) Except as otherwise provided by law or by the resolution or resolutions of the Board of Directors providing for the issue of any series of the Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of Directors and for all other purposes, each holder of the Common Stock being entitled to one vote for each share held.

          (b) Subject to all of the rights of the Preferred Stock or any series thereof, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

     4. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the


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Corporation shall be distributed pro rata to the holders of the Common
Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock.


                                ARTICLE VI

     The term of existence of this corporation shall be perpetual.


                                ARTICLE VII

     The names of the stockholders, their respective residences and the number of shares of the several classes of stock of this corporation subscribed by each are as follows:

   NAME             RESIDENCE                         NO. OF SHARES
                                             CLASS A     CLASS B     CLASS C
                                              STOCK       STOCK       STOCK
Emil Tyden       301 S. Park Street            3,500       1,040       3,750
                 Hastings, Michigan

A.K. Johnson     309 S. Park Street            2,500       5,800       3,750
                 Hastings, Michigan

W.R. Cook        525 W. Green Street           1,000       1,560       1,250
                 Hastings, Michigan

H.W. Frost       435 W. Grand Street           1,000         320       1,250
                 Hastings, Michigan

L.H. Taffee      314 W. State Road             1,000         320       1,250
                 Hastings, Michigan

C.W. Dolan       429 S. Park Street            1,000         320       1,250
                 Hastings, Michigan

Oscar Tyden      427 S. Broadway                 500         320       1,250
                 Hastings, Michigan

Evelyn Thomas    418 S. Market Street            500         320       1,250
                 Hastings, Michigan

J. W. Redford    426 W. Walnut Street          1,000
                 Hastings, Michigan



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C.W. Crawford    429 S. Washington St.         1,000
                 Hastings, Michigan

C. Jacobson      310 S. Hanover Street         1,000
                 Hastings, Michigan

Hubert D. Cook   118 S. Hanover Street         1,000
                 Hastings, Michigan

M.L. Cook        127 S. Hanover Street           250
                 Hastings, Michigan

H.J. Newton      811 S. Jefferson St.          1,000
                 Hastings, Michigan

George Crakes    630 W. Michigan Ave.            500
                 Hastings, Michigan

Maybelle Hart    Shultz, Michigan                250

James A. Batson  417 W. Mill Street              500
                 Hastings, Michigan

Swan Anderson    227 E. High Street              500
                 Hastings, Michigan

Roy J. Taffee    303 W. Church Street            500
                 Hastings, Michigan

Fred'k K. Hill   126 W. Walnut Street            500
                 Hastings, Michigan

John K. Tyden    425 W. Center Street            500
                 Hastings, Michigan

M.A. Lambie      528 S. Park Street              500
                 Hastings, Michigan           ------      ------      ------

                        Total                 20,000      10,000      15,000

                               ARTICLE VIII

     The names and addresses of the officers and directors (or an attorney in fact) for the first year of the corporation's existence are as follows:






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
  NAME                      OFFICE                     ADDRESS
E. Tyden            President and director          Hastings, Michigan

A.E. Johnson        Vice-president and director     Hastings, Michigan

C.W. Dolan          Secretary and director          Hastings, Michigan

A.K. Johnson        Treasurer and director          Hastings, Michigan

C.W. Crawford       Director                        Hastings, Michigan

H.D. Cook           Director                        Hastings, Michigan

                                ARTICLE IX

     The holders of shares of Preferred Stock or of Common Stock shall have as preemptive rights to subscribe for or purchase any additional number of shares of the capital stock of the Company of any class now or hereafter authorized or any Preferred Stock, bonds, debentures, or other obligations or rights or options convertible into or exchangeable for, or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued.


                                 ARTICLE X

     A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

     (1) For any breach of the director's duty of loyalty to the corporation or its shareholders;

     (2) For acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law;

     (3) For a violation of Section 551(1) of the Michigan Business Corporation Act; and

     (4) For any transaction from which the director derived an improper personal benefit.






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     If, after the effective date of this Article, the Michigan Business
Corporation Act is amended to further eliminate or limit the liability of a director, then a director of the corporation (in addition to the circumstances in which a director is not personally liable as set forth in the preceding paragraph) shall not be liable to the corporation or its shareholders to the fullest extent permitted by the Michigan Business Corporation Act, as so amended. No amendment to or alteration, modification or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, alteration, modification or repeal.